AUTHORIZED OEM AGREEMENT

This Agreement is entered as of this ____ day of July, 1996 ("Effective Date") between InfoImaging Technologies, Inc., a Delaware corporation (Company) and SmithMicro Software, Inc., a California corporation ("OEM").

IN CONSIDERATION of the promises contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledge the parties agree as follows:

1.  DEFINITIONS

1.1 "Bundled Product(s)." The combination of OEM Product(s) or products of OEM's permitted sublicensees and Licensed Software for purposes of marketing under a single unit price for the combined products.

1.2 "Retail Products" A Licensed Software in commercial package to be re-sold as a stand alone retail product.

1.3 "Confidential Product and Price List." A description of Company products authorized for remarketing by OEM, together with related restrictions and purchase prices, attached as Exhibit "A", and by reference made a part hereof which is subject to change by Company from time to time without notice.

1.4 "Distributor." A person or entity that market Bundled and Retail Product(s) to other dealers, retailers and/or End Users.

1.5 "Documentation." The written materials furnished by Company in conjunction with the use of the Licensed Software by End Users described on Exhibit "A".

1.6 "End-Users." Customers who acquire Bundled and Retail Product(s) pursuant to an End-User License Agreement for their internal use and not for redistribution, remarketing, time-sharing, or service bureau use.

1.7 "End-User License Agreement." A written license agreement in a form used and required by Company for distribution of its software, including stand alone and network versions attached hereto as Exhibit "B". - See Attached.

1.8 "Expiration Date." The Expiration Date shall be One year after the Effective Date.

1.9 "Licensed Software." Company's computer program(s) (including corrections to same) in executable machine code form only and related user's manual(s) as described on Exhibit "A", as modified from time to time by Company.

1.10 "Marks." Any trademarks, service marks or trade names of Company associated with the Licensed Software or Documentation as designated by Company.

1.11 "Master Copy." A master copy of the Licensed Software on magnetic media and a master copy of the Documentation either on magnetic media or in hard copy as determined in the reasonable discretion of Company.

1.12 "OEM Product(s)." Computer products and/or computer hardware products owned or licensed by OEM to be combined by OEM with Licensed Software to create Bundled Product(s) as specified on Exhibit "A".

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1.13 "Proprietary Rights."  All rights in and to copyrights, rights to register copyrights, trade secrets, inventions, patents, patent rights, trademarks, trademark rights, confidential and proprietary information protected under contract or otherwise under law, and other similar rights or interests in intellectual or industrial property.

2.  APPOINTMENT OF OEM

2.1 Grant of License. Subject to the limitations and restrictions provided in this Section 2 and to the other terms and conditions hereof, Company hereby grants, and OEM hereby accepts, the following non-transferable, non-exclusive right and licenses:

2.1.1 To sublicense, distribute, and demonstrate the Licensed Software only as a component of Bundled Product(s) through Distributors and OEMs, to End-Users for use on computers, for such End-User's internal use only pursuant to the terms of the End-User Agreement.

2.1.2 To package and resell License Software as a retail package(s) and to provide support services for Distributors, worldwide and End-users of Licensed Software.

2.1.3 To use Company's Marks in accordance with the requirements of Section 6 below in association with the Licensed Software and Bundled Product(s).

2.2 Territory Clause. OEM's distribution rights are non-exclusive and shall extend to End-Users, Dealers, OEM's and Distributors, Worldwide. OEM shall comply with all export and import laws and regulations.

2.3 Field of Use Restrictions. OEM shall distribute the Licensed Software with OEM Product(s) as provided herein. OEM may distribute Bundled Product(s) to Distributors which may be authorized to bundle Bundled Product(s) with other products.

2.4 Retained Rights. Company reserves and retains all rights not expressly granted herein, including but not limited to the rights to market the Licensed Software either directly or through distributors and/or third parties. In addition, except as authorized by an Addendum to this Agreement, OEM shall have no rights to reproduce the Licensed Software.

2.5 Sublicensing.

2.5.1 OEM shall have the right to sublicense the rights granted to the OEM under this Agreement, provided that:

(i) each Sublicensee who, pursuant to a sublicense granted by OEM, incorporates any portion of the Licensed Software into such Sublicensee's product or products shall execute a written sublicense agreement with OEM (the "Sublicense Agreement") which shall prohibit such Sublicensee from sublicensing any of the rights granted to in the Sublicense Agreement, except to end users, and a provision stating that such Sublicense Agreement and all rights granted therein shall terminate automatically without notice and without further action on OEM's part upon the expiration or termination of this Agreement for any reason.

OEM'S FAILURE TO ENSURE THAT ALL MATERIAL FOREGOING CONDITIONS HAVE BEEN MET WITH RESPECT TO ALL SUBLICENSEES SHALL BE DEEMED A MATERIAL BREACH OF THIS AGREEMENT.

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2.5.2 OEM will use its best efforts to ensure that all Sublicensees under such
Sublicensee Agreement abide by the terms of such Sublicense Agreements and, upon request by Company, will keep Company apprised of its activities to enforce such provisions with particular Sublicensees. In addition, OEM agrees that (I) Company may join OEM as a named plaintiff in any suit brought by OEM against any Sublicensee with respect to the Licensed Software and (ii) OEM will take such other actions, give such information, and render such aid, as may be reasonably necessary to allow Company to bring and prosecute such suite.

2.5.3 OEM will remain responsible for al its obligations under this Agreement notwithstanding any Sublicense Agreement, including without limitation, the payment to Company of al amounts due to Company from the reproduction and distribution of the Licensed Software, regardless of whether such reproduction and distribution is performed by OEM or its Sublicensees.

2.5.4 Company shall have the right to approve sublicensees of OEM for unbundled products sod through another reseller, which approval will not be unreasonably withheld.

3.  COMPANY'S MARKETING AND SUPPORT RESPONSIBILITIES

3.1 Duties of Company. From Company's principal place of business, Company shall:

3.1.1 Provide to OEM (and not to End-Users) technical assistance by telephone during Company's normal operating hours regarding the Licensed Software. Company shall not be obligated to accept any calls or other communications from End-Users sublicensed by OEM. OEM shall notify all such End-Users to only contact OEM's support services. OEM shall never communicate to any End-User sublicensed by OEM any directions, including but not limited to publishing Company's telephone numbers in documentation, or information that recommend or facilitate contacting Company for support.

3.1.2 Provide to OEM two (2) days of training at the principal office of OEM. Company agrees to provide additional one (1) day training services to OEM upon a mutually agreeable schedule when major releases or revisions are announced and both companies deem such training necessary.

3.2 Product Warranty: Company warrants that for a period of 90 days following delivery to OEM, the Software will perform substantially in accordance with Company current specifications. COMPANY HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITH LIMITATION, THE IMPLIED WARRANTEES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. OEM EXPRESSLY ACKNOWLEDGES THAT NO REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS AGREEMENT HAVE BEEN MADE RESPECTING THE GOODS OR SERVICES TO BE PROVIDED HEREUNDER, AND THAT OEM HAS NOT RELIED ON ANY REPRESENTATION NOT EXPRESSLY SET OUT IN THIS AGREEMENT.

3.3 Proprietary Rights Indemnification. Company shall indemnify and hold OEM harmless from any final award of costs and damages against OEM for any action based on infringement or misappropriation of any U.S. copyright, trademark, or trade secret as a result of the use or distribution of a current, unaltered version of the Licensed Software; provided, however, that Company is promptly notified in writing of any such suit or claim, and further provided that OEM permits Company to defend, compromise, or settle same, and provides all available information and reasonable assistance to enable Company to do so. The foregoing states the entire liability of Company and sole remedy of OEM with respect to infringement or misappropriation of any Proprietary Rights by the Licensed Software.

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3.4 Limitation of Liability.  IN NO EVENT SHALL COMPANY OR ITS DEVELOPERS,
DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES BE LIABLE TO OEM FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, DAMAGES FOR LOSS OF DATA, LOSS OF USE OF COMPUTER HARDWARE DOWNTIME, LOSS OF GOODWILL, LOSS OF BUSINESS OR COMPUTER HARDWARE MALFUNCTION), WHETHER FORESEEABLE OR UNFORESEEABLE, ARISING OUT OF THE USE OF OR INABILITY TO USE THE LICENSED SOFTWARE OR ACCOMPANYING WRITTEN MATERIALS, REGARDLESS OF THE BASIS OF THE CLAIM AND EVEN COMPANY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

3.5 Notification. Company agrees to advise OEM of updates and or revisions to the Licensed Software, if any, when Company makes sure information generally available; provided, however, that Company shall have no obligation to make any such updates or revisions to OEM under this agreement. Company agrees to offer updates and or revisions to the Licensed Software to the OEM at the best customer price.

3.6 Standard of Performance. Company shall use its best efforts to perform each of the duties described in Section 4.1 hereof in a commercially reasonable manner that preserves and protects OEM's business reputation and its Proprietary Rights.

3.7 Indemnification. Company shall indemnify and hold OEM harmless from and against any and all claims, liabilities, costs and expenses (including legal fees) arising out of (i) any duty, obligation, or warranty regarding the Licensed Software created by Company, (ii) the improper installation, support or maintenance of the Product(s) by Company or its employees, (iii) any violation by Company of any material provision of this Agreement, or (iv) any claims of intellectual property infringement which relate to the products and would not cover the Licensed Software standing alone.

3.8 Compliance with Applicable Laws.  Company shall:

(i) At its own expense, make obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits and authorizations (collectively "Authorizations") in order for Company to perform its obligations under this Agreement. OEM shall provide Company with such assistance as Company may reasonably request in making or obtaining any such Authorizations. In the event that the issuance of any Authorization is conditioned upon an amendment or modification to this Agreement which is unacceptable to OEM, OEM shall have the right to terminate this Agreement without further obligation whatsoever to Company.

4.  OEM'S MARKETING AND SUPPORT RESPONSIBILITIES

4.1 Duties of OEM.  OEM shall:

4.1.1 Promote and market the Product(s) listed in Exhibit A, at OEM's discretion.

4.1.2 Maintain sufficient inventory levels of Product(s) to satisfy reasonably anticipated demand.

4.1.3 Comply with the limitations on distribution provided in Section 2 hereof.

4.1.4 Provide all technical assistance to End-Users and Distributors the nature and extent of which shall be determined by OEM in OEM's sole discretion.
OEM shall prominently display OEM's technical support telephone number in the Documentation and other materials delivered with the Products.

4.1.5 Notify Company promptly of any defects in the Licensed Software and distribute Licensed Software connections as required by Company.

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4.1.6 Perform the obligations concerning reproduction and packaging set forth on the Packaging Addendum, if any, attached hereto.

4.1.7 Produce and deliver to Company all reports and other reports required herein.

4.1.8 Print the Company logo or marks specified by Company on the front and other sides of the retail boxes containing the Products.

4.2 Standard of Performance. OEM shall use its best efforts to perform each of the duties described in Section 4.1 hereof in a commercially reasonable manner that preserves and protects Company's business reputation and its proprietary rights.

4.3 Warranty Limitation. OEM shall not make or create any duty, obligation, or warranty on behalf of Company regarding the Licensed Software.

4.4 Indemnification. OEM shall indemnify and hold Company harmless from and against any and all claims, liabilities, costs and expenses (including legal fees) arising out of (i) any duty, obligation, or warranty regarding the Licensed Software created by OEM, (ii) the improper installation, support or maintenance of the Product(s) by OEM or its employees, (iii) any violation by OEM of any material provision of this Agreement, or (iv) any claims of intellectual property infringement which relate to the products and would not cover the Licensed Software standing alone.

4.5 Compliance with Applicable Laws.  OEM shall:

(i) At its own expense, make, obtain, and maintain in force at all times during the term of this Agreement, all filings, registrations, reports, licenses, permits and authorizations (collectively "Authorizations") in order for OEM to perform its obligations under this Agreement. Company shall provide OEM with such assistance as OEM may reasonably request in making or obtaining any such Authorizations. In the event that the issuance of any Authorization is conditioned upon an amendment or modification to this Agreement which is unacceptable to Company, Company shall have the right to terminate this Agreement without further obligation whatsoever to OEM.

5.  PRODUCT SUPPLY, PAYMENT, AND SHIPMENT

5.1 Price and Payment.

5.1.1 Price, Resale Prices. Subject to the Initial Inventory Requirement, Minimum Purchase Commitment, and the other terms and conditions set forth in the Confidential Product and Price List, OEM shall pay to Company the price indicated per unit of the Licensed Software in the Confidential Product and Price List. Any suggested retail prices indicated by Company from time-to-time are not binding on OEM and OEM is free to determine its own resale prices.

5.1.2 Payment Terms. Payment terms are payment in full to Company within thirty (30) days after the end of the quarter in which reproduction of the Licensed Software by OEM. Company reserves the right in its reasonable commercial judgment to place OEM on credit hold if payment is not made withing 60 days after the end of the month above, in which event Company will promptly inform OEM, and Company may suspend OEM rights to reproduce Licensed Software.

5.1.3 Taxes and Duties. The prices stated are exclusive of income taxes, sales or use taxes ad valorem taxes, duties, licenses, or levies imposed on the production, storage, sale transportation or use of the Licensed Software. OEM shall pay all such charges either as levied by taxing authorities, or in lieu thereof, OEM shall provide an exemption certificate acceptable to the relevant taxing authorities.

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5.2 Late Payment Charge.  OEM shall pay interest to Company on delinquent accounts and any other fees not paid within thirty (30) days after becoming due to Company as provided hereunder at the rate of ONE AND ONE-HALF PERCENT (1-1/2 %) per month or the maximum amount allowed by law, whichever is less, commencing thirty (30) days after the date payment was due.

6.  PROPRIETARY RIGHTS

6.1 Use Restrictions. OEM acknowledges that this transaction is a license only, and that Company or its suppliers, retain sole ownership of all Proprietary Rights embodied in the Licensed Software. Except as permitted herein, OEM shall not: (i) copy reproduce, market, sell, distribute, modify, decompile, disassemble, or otherwise reverse engineer the Licensed Software or create derivative works based on the Licensed Software or any portions thereof or obtain possession of any source code or other technical material relating to the Licensed Software; (ii) distribute, transfer, loan, rent or provide a ccess to the Licensed Software, except as provided herein; (iii) remove or add any Proprietary Rights notice associated with the Licensed Software without the express written permission of Company; (iv) process OEM's own internal data with the Licensed Software or use the Licensed Software for other internal use except as provided herein.

6.2 Trademark Rights. The trademarks and trade names under which Company markets its Licensed Software are the exclusive property of Company. This Agreement gives OEM no rights therein, except the restricted license to reproduce such trademarks and trade names as required for OEM's marketing efforts. OEM shall not: (i) register Company's trademarks or trade names in its name or in any other name; (ii) use Company's trademarks and trade names as part of OEM's corporate name or trade name; (iii) market the Licensed Software under any other or different trademarks or trade names than those specified in writing by Company. In written communications and in advertising, OEM's use of the Marks shall at all times be in accordance with such styles and together with such trademark notices as Company may require. Upon the request of Company, OEM agrees to discontinue the use of (i) any Marks used by OEM in a manner inconsistent with the guidelines set forth above, or (ii) any trademark, service mark, or trade name deemed to create a likelihood of confusion with a Mark.

6.3 Notice of Infringement. OEM will promptly notify Company of any and all infringements or violations by third parties or attempted infringements or violations of any of the Marks copyrights or other legal rights of Company that may come to OEM's attention. OEM will provide reasonable assistance to Company, at Company's expense, in taking such action to enforce Company's rights against the parties infringing or violating such rights as Company may elect in its sole discretion.

6.4 Injunctive Relief. The parties hereby agree that any breach of Section 6 would constitute irreparable harm to Company, and that Company shall be entitled to specific performance and/or injunctive relief in addition to other remedies at law or in equity.

6.5 Disclosure. Each party hereunder may disclose to the other party certain Trade Secrets and Confidential Information, including, without limitation, Company's pricing policies set out in the Confidential Product and Price List. For purposes of this Agreement, "Trade Secrets" means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential; "Proprietary Information" means Trade Secrets and Confidential Information; "Owner" refers to the party disclosing Proprietary Information hereunder, whether such party is Company or OEM; and "recipient" refers to the party receiving any Proprietary Information hereunder, whether such party is Company or OEM.

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6.6 Requirement of Confidentiality.  Recipient agrees to hold the Proprietary
Information of Owner in strictest confidence and not to, directly or indirectly, use, copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information of Owner to any third party, or utilize the Proprietary Information of Owner for any purpose whatsoever other than as expressly contemplated by this Agreement. With regard to the Trade Secrets, this obligation shall continue for so long as such information constitutes a trade secret under applicable law. With regard to the Confidential Information, this obligation shall continue for the term of this Agreement and for a period of one (1) year thereafter. The foregoing obligations shall not apply if and to the extent that: (a) Recipient establishes that the information communicated was already known to Recipient, without obligations to keep such information confidential, at the time of Recipient's receipt from Owner, as evidenced by documents in the possession of Recipient prepared or received prior to disclosure of such information; (b) Recipient establishes that the information communicated was received by Recipient in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; (c) Recipient establishes that the information communicated was publicly known at the time of Recipient's receipt from Owner or has become publicly known other than by a breach of this Agreement; or (d) Recipient establishes that the Proprietary Information was not marked as Confidential when received from the Owner.

6.7 Security Measures. Without limiting the general obligations specified above, Recipient agrees to implement those security procedures it uses to protect its own Proprietary and confidential Information of like nature, but in no circumstances less than reasonable care.

6.8 Ownership. OEM acknowledges and agrees that Company expressly retains title and ownership to all worldwide intellectual property rights, including without limitation, design, trade secrets, know-how, patent rights, trademarks and copyrights in and to the Licensed Software.

6.9 No Reverse Engineering. OEM agrees not to reverse assemble, reverse engineer, decomplie or otherwise attempt to derive source code from the Licensed Software; provided, however, that if OEM's address set forth above is located within a Member State of the European Community, then such activities shall be permitted solely to the extent, if any, permitted by Article 6 of the Council Directive of 14 May 1991 on the legal protection of computer programs, and implementing legislation thereunder.

7.  TERM AND TERMINATION

7.1 Term of Agreement. The initial term of this Agreement shall commence as of the Effective Date and shall terminate at 11:59 pm., U.S. Eastern Time, on the Expiration Date.

7.2 Renewal.  This agreement may be renewed for any number of successive one
(1) year terms. Both the initial term and any renewal term are subject to earlier termination as otherwise provided herein. Company or OEM may choose not to renew this Agreement without cause for any reason, so long as notice not to renew is given at least 30 days in advance of the end of the current term.

7.3 Automatic Termination. Unless both parties promptly after discovery of the relevant facts notifies each party to the contrary in writing, this Agreement will terminate immediately without notice upon the institution of insolvency, bankruptcy, or similar proceedings by or against either party, any assignment or attempted assignment by either party for the benefit of creditors, or any appointment or application for such appointment, of a receiver for either party.

7.5 Mutual Termination. Either Party shall be entitled to terminate this Agreement at any time if either party breaches any material provision of this Agreement if such breach is not cured within thirty (30) days after notification by either party.

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7.6 Acknowledgment and Waiver.  The parties acknowledge that the provisions of this Section 7 are essential, fair, and reasonable, and that the occurrence of any of the events described herein shall constitute good, just and sufficient cause for the termination or nonrenewable of this Agreement.

7.7 Distribution Grace Period. Upon the expiration or termination hereof, OEM may continue to distribute its fully-paid, current inventory of Licensed Software (not including any Licensed Software reproduced by OEM after such termination), but in no event longer than four (4) months after expiration or termination. During this period, the provisions of this Agreement shall continue in force for purposes of permitting OEM to distribute its fully-paid, current inventory. Notwithstanding the above, OEM shall not be entitled to distribute any Licensed Software reproduced by OEM after termination of this Agreement. Notwithstanding anything herein or elsewhere to the contrary, OEM shall pay all invoices for license fees and other sums due to Company regardless of whether this Agreement has terminated or expired. Company shall have no obligation of any kind to repurchase or grant a credit for any Licensed Software whether or not it has been licensed to End Users.

7.8 Continuing Obligations. Sections 3.2, 3.3, 3.4, 3.5, 4.4, 5, 6, and 8 shall survive the expiration or termination hereof (including all rights for the grace period in Section 7)).

7.9 Obligations upon Termination. Upon cancellation or termination of this Agreement for any reason, OEM shall pay to Company immediately all License fees, support fees, and other sums due to Company hereunder and immediately return to Company all Company property, including, but not limited to, the Master Copy, all Demonstration Copies and the Proprietary Information of Company.

OEM may keep in its possession however, the materials necessary to support its customers for a period of 90 days. Upon return of such materials, OEM shall provide Company with a signed written statement certifying that it has returned all Company property to Company. Upon termination of this Agreement for any reason, all rights and licenses granted by Company hereunder to OEM shall immediately cease, provided such termination shall not result in termination of End User Agreements extended to End Users. Upon termination or cancellation of this Agreement for any reason, all invoices and any other monies due to Company bo OEM shall remain due and payable in accordance with the terms hereof. Upon termination or cancellation of this Agreement for any reason, OEM shall promptly notify all Sublicensees of such termination.

7.10 Limitation of Liability upon Termination. In the event of termination by either party in accordance with any of the provisions of this Agreement, neither party shall be liable to the other, because of such termination, for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, inventory, investments, leases or commitments in connection with the business or goodwill of Company or OEM. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

8.  GENERAL PROVISIONS

8.1 Notices. All notices shall be given in writing and shall be effective when either served by personal delivery, or by airmail or communicated electronically by cable, telegram or facsimile transmission and addressed to the parties at their respective addresses set forth beneath their signature below, or to such other address as either party may later specify by written notice.

8.2 Merger; Amendment. OEM has not relied on any representation by Company that is not provided herein. This Agreement constitutes the entire understanding of the parties with respect to the subject matter of this Agreement and merges all prior communications, understandings, and agreements. This Agreement may be modified only by a written agreement signed by the parties. All Exhibits and Addendum attached hereto and referred to herein are by this reference made a part hereof by this reference.

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8.3 Independent Contractor.  OEM is an independent contractor, and nothing herein shall be construed to create a partnership, joint venture, or agency relationship between the parties. OEM shall have no authority to enter into agreements of any kind on behalf of Company and shall not have the power or authority to bind or obligate Company in any manner to any third party.

8.4 Assignment. OEM shall not be entitled to assign this Agreement, by operation of aw or otherwise, without the prior written consent of Company. Company shall not be entitled to assign this Agreement by operation of law or otherwise without written consent of OEM. In neither case shall written consent be unreasonably withheld.

8.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be contrary to law or public policy, the remaining provisions shall remain in full force and effect.

8.6 No Implied Waivers. The failure of either party to enforce at any time any of the provisions hereof shall not be a waiver of such provision, or any other provision, or of the right of such party thereafter to enforce any provision hereof.

8.7 Governing Law and Arbitration. The rights and obligations of the parties under this Agreement shall not be governed by the 1980 U.N. Convention on Contracts for International Sale of Goods; rather such rights and obligations shall be governed by and construed under the laws of the State of California, including its Uniform Commercial Code, without reference to conflict of laws principles.

8.8 Force Majeure. Neither Company or OEM shall be liable for damages for any delay or failure of delivery arising out of causes beyond their reasonable control and without their fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, fires, riots, wars, or embargoes.

8.9 Multiple Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each one of which shall be deemed an original, but all of which shall constitute one and the same instrument.

8.10 No Fee Paid; Trademarks. Except for payment of advance fees as otherwise provided herein, OEM has not paid and will not pay any fee to Company in connection with entering into this Agreement or any prior agreement with Company or its predecessors. OEM acknowledges that its rights under this Agreement and the operations of its business are not substantially related to the use of any trademark, trade name, logo, service mark, or other commercial symbol of Company or its products.

8.11 Language. This Agreement is in the English language only, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding on the parties hereto. All communications and notices to be made or given pursuant to this Agreement shall be in the English language.

8.12 Applicability of Provisions Limiting Company's Liability. The provisions of this Agreement under which the liability of Company is excluded or limited shall not apply to the extent that such exclusions or limitations are declared illegal or void under the applicable laws, unless the illegality or invalidity is cured under the laws of the Territory by the fact that the Law of California governs this Agreement.

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8.13 U.S. Export Control.  OEM understands and acknowledges that Company is subject to regulation by agencies of the U.S. Government, including, but not limited to, the U.S. Department of Commerce, which prohibit export or diversion of certain products and technology to certain countries. Any and all obligations of Company to provide the Licensed Software, documentation, or any media in which any of the foregoing is contained, as well as any other technical assistance shall be subject in all respects to such United States laws and regulations as shall from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States, including the Export Administration Act of 1979, as amended, any successor legislation, and the Export Administration Regulations issued by the Department of Commerce, Bureau of Export Administration. OEM agrees to cooperate with Company, including, without Limitation, providing require documentation, in order to obtain export licenses or exemptions therefrom. OEM warrants that it will comply with the Export Administration Regulations and other United States laws and regulations governing exports in effect from time to time.

8.14 Foreign Corrupt Practices Act. In conformity with the United States Foreign Corrupt Practices Act and with Company's established corporate policies regarding foreign business practices, OEM and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a give, promise to give, or authorize the giving of anything of value for the purpose of influencing an act or decision of an official of any government within the United States Government (including a decision not to act) or inducing a decision not to act) or inducing such a person to use his influence to affect any such governmental act or decision in order to assist Company in obtaining, retaining or directing any such business.

8.15 Government Approvals and Enforceability. OEM hereby represents and warrants that no consent, approval or authorization of or designation, declaration or filing with any governmental authority in the Territory is required in connection with the valid execution, delivery and performance of this Agreement. OEM represents and warrants that the provisions of this Agreement and the rights and obligations of the parties hereunder, are enforceable under the laws of the countries within the Territory.

8.16 Exhibits and Addendum. The Exhibits and Addendum attached hereto are by this reference made a part hereof, including the Packaging Addendum.

IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date first above written.

BY:  "Charles M. Lejsek"           BY: "William W. Smith"
     -------------------               --------------------
     Charles M. Lejsek                 William W. Smith, Jr.
     President                         President/CEO
     08/06/1996                        08/06/1996

     3977 E. Bayshore Road #B
     Palo Alto CA 94303
     (415) 960-0100
     (415) 960-0205

                          EXHIBIT "A"

                 INFOIMAGING TECHNOLOGIES, INC.

                      PRODUCT DESCRIPTION

Bundled Product(s). The following Licensed Software Product(s) are authorized to be Bundled by OEM with the corresponding OEM Product(s) or sold as Retail Product(s) pursuant to the terms of the Agreement.

Authorized Licensed Software Product for Retail Only

3D FaxFile Standard

                    CONFIDENTIAL PRICE LIST

1.  Royalty price of $(*) per unit for 3D FaxFile Standard

Authorized Licensed Software Produce for OEM Bundled Products Only

3D FaxFile Basic

                    CONFIDENTIAL PRICE LIST

1.  Royalty price of $(*) per unit for 3D FaxFile Basic, 4K send capability
2.  Royalty price of $(*) per unit for 3D FaxFile Basic, 8K send capability
3.  Royalty price of $(*) per unit for 3D FaxFile Basic, 16K send capability
4.  Royalty price of $(*) per unit for 3D FaxFile Basic, 32K send capability
5. A special royalty price of $(*) per unit for 3D FaxFile Basic, 32K sent capability to be sold only to OEM's customer Brother International.

               COMPANY PACKAGING ADDENDUM ROYALTY

Master Disks. Notwithstanding anything to the contrary in the Authorized OEM Agreement ("Agreement") to which this Addendum is attached, Company is not obligated to deliver any copies of the Licensed Software or Packaging except for one copy of the Master Copy(s) and the End User Agreement for 3D FaxFile Basic. 3D FaxFile Standard Product will be supplied on individual disks.

Additional License Rights.  In addition to the licenses rights granted in
Section 2 of the Agreement, during the term of the Agreement Company grants to OEM the non-transferable, non-exclusive right and license:

To reproduce copies of the Licensed Software from the Master Copy for the purpose of creating Bundled and Retail Product(s) and for distribution to (i) End-Users, OEM customers and (ii) Distributors solely for sublicense and distribution to End Users in accordance with the Agreement.

To reproduce copies of the End User Agreement that is specified and required by Company to accompany each copy of the Licensed Software distributed by OEM.


*** Confidential portion omitted pursuant to a request for confidential treatment and filed separately with the Commission.

Packaging. OEM hereby agrees that all Licensed Software distributed hereunder pursuant to Orders described herein including the Licensed Software reproduced by OEM pursuant to the provisions of this Addendum shall be distributed in the packaging approved by Company ("Packaging") and shall be accompanied by an End-User Agreement. OEM shall not alter, obliterate, modify, change or replace the Packaging or the End-User Agreement without Company's consent.
OEM agrees to use the Marks in association with the Packaging and the Licensed Software in compliance with the requirements of this Agreement.

Reports. On or before thirty (30) days after the end of each sales quarter (May-July; August-October; November-January; and February-April) during the term of this Agreement and at such other times as Company may request, OEM shall deliver to Company written fee reports certified as accurate by an authorized representative of OEM disclosing the number of copies of the Licensed Software distributed, including any reproduced copies OEM is authorized to distribute, and the names and addresses of the End Users and Distributors who licensed the Licensed Software during the previous month. OEM shall keep complete and accurate records to allow Company to examine and audit OEM's accounts with respect to the licensing of the Licensed Software and payment of fees.

Audit. Upon reasonable notice from Company, OEM agrees to permit Company, no more than once for each annual period, access, during OEM's normal business hours, to OEM's records which are relevant to this Agreement, in order for Company to verify and audit OEM's compliance with this Agreement. Such verification and audit shall be at Company's expense and may be performed, at Company's option, by an independent third party selected by Company which party shall be bound by reasonable obligations of confidentiality. OEM agrees to permit Company or, at its option, a certified public accountant paid by Company, to inspect such records at reasonable times during normal business hours. In the event such audit discloses that the fees or other sums previously paid or reported as due to Company have been underpaid or under-reported as of the date of the audit, then OEM shall immediately pay to Company the difference. If the audit discloses that the fees due and payable to Company pursuant to this Agreement have been underpaid or under-reported by an amount that exceeds five (5%) percent of the fees paid by OEM during the period covered by the audit, then OEM shall pay all expenses incurred by Company in performing the audit.

BY:  "Charles M. Lejsek"           BY: "William W. Smith"
     -------------------               --------------------
     Charles M. Lejsek                 William W. Smith, Jr.
     President                         President/CEO
     08/06/1996                        08/06/1996